Power of Attorney	August 2, 2019

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, each a trustee of The Integrity Funds, a Delaware statutory trust (the “Trust”), hereby constitutes and appoints Adam Forthun, Shannon Radke and Brent Wheeler, and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, for him and on his behalf and in his name, place and stead in any and all capacities, to make, sign, execute and file one or more Registration Statements on Form N-14 under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, including any amendment or amendments thereto, with all exhibits, and any and all other documents required to be filed with any regulatory authority, federal or state, relating to the reorganization of the M.D. Sass Equity Income Plus Fund and the M.D. Sass Short Term U.S. Government Agency Income Fund, each a series of Trust for Professional Managers, a Delaware statutory trust, into the Integrity Dividend Harvest Fund and the Integrity Short Term Government Fund, respectively, each an existing or newly-created series of the Trust, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has hereunto set his hand this 2nd day of August 2019.

/s/ R. James Maxson

R. James Maxson

Trustee

/s/ Jerry M. Stai

Jerry M. Stai

Trustee

/s/ Wade A. Dokken

Wade A. Dokken

Trustee

/s/ Robert E. Walstad

Robert E. Walstad

Trustee, Chairman of the Board